PEDIATRX COMMENTS ON FEAR OF NAUSEA IN CANCER THERAPY

Fear of nausea a significant issue and often not discussed with healthcare providers

CALIFON, NJ – April 20, 2011
PediatRx, Inc. (OTCBB: PEDX) today commented on studies which reveal that chemotherapy-induced nausea and vomiting is one of the most feared of all chemotherapy-related side effects.1-9 The fear of nausea and subsequent vomiting is many times so significant that patients can develop a condition known as ‘anticipatory’ nausea, where the patient becomes nauseous primarily as a result of the fear of becoming nauseous.9 This fear may be left unmentioned during discussions between patients and healthcare professionals.

Certain medicines, called anti-emetics, can be used to prevent and treat nausea and vomiting associated with chemotherapy and radiotherapy. A class of anti-emetics, called 5HT3 receptor antagonists (or 5HT3s), are often used for prevention and treatment of nausea and vomiting associated with cancer therapy.

PediatRx, a hospital specialty company with a focus on oncology supportive care, has recently commented on these findings.

"These studies highlight the important fact that patients undergoing treatment for cancer can sometimes be more concerned about the consequences of the treatment rather than the treatment itself. The evidence also points to this being a topic that often goes un-discussed between healthcare practitioners and patients. For patients undergoing chemo- or radio-therapy who may be unsuitable for other modes of administration of the 5HT3, granisetron, or who prefer an oral liquid anti-emetic, GRANISOL™, the only FDA-approved oral solution containing granisetron, may offer an alternative,” said Dr. Cameron Durrant, the founder of PediatRx.

“One of the biggest differences between GRANISOL and other 5HT3s, is that two teaspoonfuls of GRANISOL administered once per day controls nausea and vomiting for 24 hours. Typically, other 5HT3s require multiple doses throughout the day or an IV line. Additionally, GRANISOL comes in a pleasant orange-flavored liquid,” he added.

PediatRx offers a co-pay assistance program to help non-Medicaid or Medicare patients pay for GRANISOL. This program, “GRANI Cares,” provides up to $200 off the co-pay each time it is used, has no income ceiling, and has no limit on the number of prescriptions that qualify.

“We are acutely aware of the cost pressures on healthcare providers, payers and patients. That is why we developed this program to support patients taking GRANISOL, which is the least restrictive co-pay assistance program in its class,” said Dr. Durrant.

For our co-pay program, visit GRANI Cares: http://www.121hm.com/offers/granisol

For disclaimer information, visit: http://www.121hm.com/offers/granisol/tandc.html

Patients and health care providers can contact their state Medicaid program to find out if GRANISOL has been added at the current time. See
http://www.cms.gov/MedicaidDrugRebateProgram/downloads/drugcon.pdf

GRANISOL is indicated for the prevention of:

• Nausea and vomiting associated with initial and repeat courses of emetogenic cancer therapy, including high-dose cisplatin.

• Nausea and vomiting associated with radiation, including total body irradiation and fractionated abdominal radiation.

For full prescribing information, visit: http://www.pediatrx.com/products/pdf/granisol_pi.pdf

Selected Safety Information

  GRANISOL is contraindicated in patients with known hypersensitivity to the drug or any of its components.

  QT prolongation has been reported with granisetron. Therefore, GRANISOL Oral Solution should be used in caution with patients with pre-existing arrhythmias or cardiac conduction disorders, as this might lead to clinical consequences. Patients with cardiac disease, on cardio-toxic chemotherapy, with concomitant electrolyte abnormalities and/or on concomitant medications that prolong the QT interval are particularly at risk.

  Safety and effectiveness in pediatric patients have not been established.

  The most common side effects observed with administration of granisetron were headache, asthenia, constipation, diarrhea, dyspepsia, and abdominal pain.

References

1. Akechi T, Okuyama T, Endo C, et al. Cancer Sci. Anticipatory nausea among ambulatory cancer patients undergoing chemotherapy: prevalence, associated factors, and impact on quality of life. 2010;101(12):2596-600.

2. Akin S, Can G, Aydiner A, Ozdilli K, Durna Z. Quality of life, symptom experience and distress of lung cancer patients undergoing chemotherapy. Eur J Oncol Nurs. 2010;14(5):400-9.

3. Browall M, Persson LO, Ahlberg K, Karlsson P, Danielson E. Daily assessment of stressful events and coping among post-menopausal women with breast cancer treated with adjuvant chemotherapy. Eur J Cancer Care. 2009;18(5):507-16.

4. Cohen L, de Moor CA, Eisenberg P, Ming EE, and Hu H. Chemotherapy-induced nausea and vomiting: Incidence and impact on patient quality of life at community oncology settings.

Supportive Care in Cancer. 2007;15(5):497-503.

5. Dubey S, Brown RL, Esmond SL, et al. Patient preferences in choosing chemotherapy regimens for advanced non-small cell lung cancer. Supportive Oncology. 2005;3(2)148-154.

6. Grunberg SM, Deuson RR, Mavros P, et al. Incidence of chemotherapy-induced nausea and emesis after modern antiemetics. Cancer. 2004;100(10):2261-2268.

7. Hawkins R and Grunberg S. Chemotherapy-induced nausea and vomiting: challenges and opportunities for improved patient outcomes. Clinical Journal of Oncology Nursing. 2009;13(1): 54-64.

8.Ihbe-Heffinger A, Ehlken B, Bernard R, et al. The impact of delayed chemotherapy-induced nausea and vomiting on patients, health resource utilization and costs in German cancer centers. Annals of Oncology. 2004;15(3):526-536.

9. Kris MG, Urba SG, Schwartzberg LS. Clinical roundtable monograph. Treatment of chemotherapy-induced nausea and vomiting: a post-MASCC 2010 discussion. Clin Adv Hematol Oncol. 2011;9(1):suppl 1-15.

For further information related to material contained in this release, please contact Holmes World Media Inc., +1 512 981 7369

About PediatRx, Inc.

PediatRx, Inc. (www.pediatrx.com) is a hospital specialty pharmaceutical company which focuses on treatments for patients suffering from serious conditions requiring hospitalization. PediatRx trades on the OTCBB under the ticker symbol PEDX.

Further Information

PediatRx, Inc.
Research & Business Development
Email: info@pediatrx.com

Shareholder Relations
+1 908 975 0753
Email: ir@pediatrx.com

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